Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-236019) on Form S-8 and Registration Statement (No. 333-258971) on Form S-3 of Velocity Financial, Inc. (the Company) of our reports dated March 15, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ RSM US LLP

Los Angeles, CA

March 15, 2024